Exhibit 99.(d)(vi)

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of April, 2008 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Research Fund, Inc. (“Research Fund”) with respect to the Lord Abbett Growth Opportunities Fund and the Lord Abbett Large-Cap Core Fund (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.     With respect to the Lord Abbett Growth Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed a particular annual rate of the average daily net assets of the Fund’s Class A, B, C, F, I, P, R2, and R3 shares, as relevant, for the time period set forth in paragraph 3 below.  The applicable rates for the Fund are shown below:

Class A	Class B	Class C	Class F	Class I	Class P	Class R2	Class R3
1.55%	2.20%	2.20%	1.30%	1.20%	1.65%	1.80%	1.70%

2.     With respect to the Lord Abbett Large-Cap Core Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed a particular annual rate of the average daily net assets of the Fund’s Class A, B, C, F, I, P, R2, and R3 shares, as relevant, for the time period set forth in paragraph 3 below.  The applicable rates for the Fund are shown below:

Class A	Class B	Class C	Class F	Class I	Class P	Class R2	Class R3
1.30%	1.95%	1.95%	1.05%	0.95%	1.40%	1.55%	1.45%

3.     Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from April 1, 2008 through March 31, 2009.

IN WITNESS WHEREOF, Lord Abbett and Research Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT RESEARCH FUND, INC.

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel